                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 144/A*

              NOTICE OF PROPOSED SALE OF SECURITIES
      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

SEC USE ONLY
------------
--------------------------------------
DOCUMENT SEQUENCE NO.
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CUSIP NUMBER:
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WORK LOCATION
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1(a) NAME OF ISSUER (Please type or print)
     National R.V. Holdings, Inc.
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(b)    IRS IDENT. NO.
     33-0371079
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(c)    SEC FILE NO.
     0-22268
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(d) ADDRESS OF ISSUER  STREET   CITY   STATE  ZIP CODE
     3411 N. Perris Blvd. Perris, CA 92571
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(e)    TELEPHONE NO.   AREA CODE     NUMBER
     (909) 943-6007
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2(a)   NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
     The SC Fundamental Value Fund, L.P.
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 (b) SOCIAL SECURITY NO. OR IRS IDENT. NO.
     13-3563962
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Page 1 of 7 Pages
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CUSIP No. 637277104                         Page 2 of 7 Pages
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 (c) RELATIONSHIP TO ISSUER
     None
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 (d) ADDRESS     STREET    CITY     STATE     ZIP CODE
     10 East 50th Street, New York, NY 10022
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*      Amendment No. 1  -  This Form 144/A amends the Form 144 filed on
October 23, 1998

INSTRUCTION: The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File
Number.

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3(a)                    (b)                                                        SEC USE ONLY
Title of the     Name and Address of Each Broker
 Class of        Through Whom the Securities are        Broker-Dealer
 Securities      to be Offered or Each Market           File Number
 To Be Sold      Maker who is Acquiring the Securities
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
Common Stock
$.01 par value        various
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

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CUSIP No. 637277104                         Page 3 of 7 Pages
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
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=
(c)                   (d)        (e)                 (f)            (g)
Number of Shares   Aggregate   Number of Shares   Approxi-      Name of Each
or Other Units     Market      or Other Units     mate               Securities
To Be Sold         Value       Outstanding       Date of Sale     Exchange
                                              (See instr.3(f)
(See instr.3(c) (See inst.3(d) (See inst.3(e)  (MO  DAY  YR)   (See instr.3(g)
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
   64,000        $1,392,000         10,192,755     10/23/98        Nasdaq
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
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CUSIP No. 637277104                                Page 4 of 7 Pages
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                      TABLE I - SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:



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                                                           Name of Person from
Title of         Date You        Nature of                    Whom Acquired
The Class        Acquired   Acquisition Transaction   (If gift, also give date
donor acquired)
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
Common Stock      Various           Purchase              Issuer (purchased in a
$.01 par value    Dates                                   registered Public
                                                          Offering)

                                                          Open Market Transactions
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



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CUSIP No. 637277104                                       Page 5 of 7 Pages
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
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    Amount of                Date of
Securities Acquired         Payment       Nature of Payment
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
     894,530          Various Dates                Cash
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
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            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the Securities are to be sold.

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Name and Address       Title of         Date of    Amount of        Gross
   of Seller        Securities Sold      Sale    Securities Sold   Proceeds
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
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The SC Fundamental       Common             7/24/98     105,525    $2,998,108
Value Fund, L.P.                            7/27/98
10 East 50th Street                         7/28/98
New York, NY 10022                          7/29/98
                                            7/30/98
                                            7/31/98
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SC Fundamental Value     Common             7/24/98      52,877    $1,497,296
Value BVI, Ltd.                             7/27/98
10 East 50th Street                         7/28/98
New York, NY 10022                          7/29/98
                                            7/30/98
                                            7/31/98
=====================================================

Remarks: Table II excludes, as required by Rule 144(e)(3)(vii), sales of shares of the Issuer's Common Stock sold pursuant to an effective registration statement under the Securities Act of 1933, as amended.
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                                                          Page 7 of 7 Pages


ATTENTION: The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                        The SC Fundamental Value Fund, L.P.
                                        By: SC Fundamental LLC


       11/3/98                                /s/ Neil H. Koffler
-----------------------------           By:------------------------------
    (Date of Notice)                                 (Signature)



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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